Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

AND

ALEX DAN KNOX AND DAYTON SCOTT KNOX,

THE SOLE SHAREHOLDERS OF

KNOX OIL FIELD SUPPLY, INC.

Dated as of May 23, 2014

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 23, 2014 (the “Agreement”), by and among APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (“Buyer”) and ALEX DAN KNOX (“Dan Knox”) and DAYTON SCOTT KNOX (“Scott Knox”) (Dan Knox and Scott Knox being collectively referred to as “Sellers”), the sole shareholders of Knox Oil Field Supply, Inc., a Texas corporation Sellers (the “Company”).

WHEREAS, Buyer desires to acquire substantially all of the business, properties and assets of the Company; and

WHEREAS, to effect such transaction, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”), upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 2.3 hereof (the “Closing”), Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in and to the Shares.

1.2    Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, Buyer shall pay to Sellers, in accordance with their proportionate Share ownership interest as set forth in Section 3.4 of the Disclosure Schedule, an aggregate purchase price of One Hundred Thirty-Two Million Eight Hundred Twenty-Three Thousand One Hundred Sixty-Six Dollars ($132,823,166) (the “Purchase Price”), subject to adjustment, as follows:

(a)    One Hundred Eighteen Million Eight Hundred Twenty-Three Thousand One Hundred Sixty-Six Dollars ($118,823,166) shall be payable by Buyer to Sellers on the Closing Date, in immediately available United States Dollars by wire transfer to a bank accounts designated by Sellers (the “Closing Payment”).

(b)    Fourteen Million Dollars ($14,000,000) (the “Holdback Amount”) shall be payable by Buyer to Sellers as follows: (i) 50% of the Holdback Amount plus interest on the applicable payment calculated at a rate of 1.5% per annum and minus the amount of all unresolved claims, if any, for indemnity pursuant to Section 9.2 shall be payable on the first anniversary of the Closing Date, (ii) 25% of the Holdback Amount plus interest on the applicable payment calculated at a rate of 1.5% per annum and minus the amount of all unresolved claims, if any, for indemnity pursuant to Section 9.2 shall be payable on the second anniversary of the Closing Date, and (iii) 25% of the Holdback Amount plus interest on the applicable payment calculated at a rate of 1.5% per annum and minus the amount of all unresolved claims, if any, for indemnity pursuant to Section 9.2 shall be payable on the third anniversary of the Closing Date, in immediately available United States Dollars by wire transfer to a bank accounts designated by Sellers; provided, however, that payment of all or any portion of the Holdback Amount shall be subject to set-off by Buyer as provided in Section 9.2 of this Agreement; provided, further, that no amount that is subject to a claim for indemnity pursuant to Section 9.2 shall accrue interest; provided, further, that once a claim for indemnity pursuant to Section 9.2 is resolved or settled, then any amount withheld from payment under clauses (i), (ii) or (iii) of this Section 1.2(b) in excess of the resolved or settled amount shall be paid with applicable interest under such clause as if such claim had not been made or if the time period for payment under such clause has passed, then Buyer shall pay Sellers within 5 business days following the resolution or settlement of such unresolved claim.

1.3    Purchase Price Adjustment.

(a)Within 75 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of closing working capital (the “Closing Working Capital”), which statement shall be substantially in the form of Exhibit A (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall be prepared in accordance with the income tax basis of accounting (the “Company Accounting Method”) applied on a consistent basis with the Financial Statements and in the form set forth on Exhibit A. Sellers shall have the right to participate in and observe the process of the preparation of the Closing Working Capital Statement, including (if applicable) the taking of a physical inventory and the pricing thereof, and such access as they may reasonably request to any books, records, work papers or other information relating to the Closing Working Capital Statement. Sellers shall have 30 days following the receipt of such Closing Working Capital Statement to review the Closing Working Capital Statement. If Sellers agree on the calculation of the Closing Working Capital as set forth in the Closing Working Capital Statement, such calculation shall be binding on the parties. If Sellers do not agree with the calculation of the Closing Working Capital, then Sellers shall provide Buyer with a written notice of disagreement (the “Working Capital Notice”) specifying in reasonable detail the items of disagreement and the reasons therefor prior to the expiration of the 30 day period. If Sellers do not deliver the Working Capital Notice within the aforementioned 30 day period, then Sellers will be deemed to have accepted Buyer’s calculation of the Closing Working Capital. During the 15 day period following delivery and receipt of the Working Capital Notice (the “Resolution Period”), Buyer and Sellers shall use their good faith efforts to resolve any disputed issues as to the calculation of the Closing Working Capital. If during the Resolution Period, Buyer and Sellers agree on the calculation of the Closing Working Capital, such determination shall be final and binding on the parties. Sellers shall be given reasonable access to Buyer’s books and records and accountant work papers necessary for the calculation and verification of Closing Working Capital, including accountant work papers necessary to verify consistency of treatment.

(b)If after the Resolution Period, Buyer and Sellers cannot resolve all of the disputed issues concerning the calculation of the Closing Working Capital as set forth in the Closing Working Capital Statement, the issues on which the parties disagree shall be submitted to an independent accounting firm of recognized standing to be jointly selected by Sellers and Buyer (the “Firm”) for resolution. Within 15 days following the engagement of the Firm, the parties shall submit to the Firm their reports setting forth their respective positions as to any disputed issues. The Firm shall be given reasonable access to Buyer’s books and records and accountant work papers necessary for the calculation and verification of Closing Working Capital, including accountant work papers necessary to verify consistency of treatment. The parties shall promptly supply the Firm such information as it reasonably requests for its review of the issues. Within 45 days of the submission to the parties of the information request, the Firm shall make a determination solely on the disputed issues and inform the parties of such determination. Such determination shall be final and binding on the parties and the Closing Working Capital will be calculated based upon such determination. Sellers and Buyer shall share equally the fees and expenses of the Firm. The parties agree that the guidelines set forth in this Section 1.3 shall be applied by the Firm in evaluating the parties’ positions on the disputed issues.

(c)The “Post-Closing Adjustment” shall be an amount equal to the difference between Closing Working Capital and higher and lower end of the Target Working Capital Range. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the absolute value of the difference between the Closing Working Capital and the higher end of the Target Working Capital Range. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the absolute value of the difference between the Closing Working Capital and the lower end of the Target Working Capital Range. The Post-Closing Adjustment shall be payable in immediately available United States Dollars by wire transfer to a bank account designated by the party entitled to receive such payment within 10 days of the final determination of the Closing Working Capital as determined pursuant to this Section 1.3.

1.4    Delinquent Accounts Receivable. The Purchase Price shall be adjusted on a dollar-for-dollar basis to the extent Buyer is unable to collect the accounts receivable set forth on the Closing Working Capital Statement (the “Transferred Accounts Receivable”) within 180 days after the Closing Date. Promptly following 180 days from the Closing Date, Buyer shall calculate and deliver to Sellers a notice setting forth the aggregate amount of uncollected Transferred Accounts Receivable (“Uncollected Receivables”). In calculating the Uncollected Receivables, the following protocol shall apply: (a) payments referencing an invoice shall be credited against such invoice; (b) payments that do not reference an invoice, but that are in the exact amount of an invoice (or the undisputed portion of an invoice) shall be credited to such invoice; and (c) all other payments shall be credited to the oldest undisputed invoice. Within thirty (30) days of Sellers’ receipt of Buyer’s calculation of the amount of Uncollected Receivables, Sellers agree to pay to Buyer the full amount of any Uncollected Receivables in immediately available United States Dollars by wire transfer to a bank account designated by Buyer. Upon Sellers’ payment of the amount of Uncollected Receivables calculated by Buyer, Buyer shall assign and transfer all rights, title, and interest in and to the Uncollected Receivables to Sellers. Following such assignment, if Buyer collects the value of any of the Uncollected Receivables for which Buyer has received payment from Sellers, Buyer shall remit said payment(s) to Sellers within thirty (30) days of receipt of payment(s) of the Uncollected Receivables. The Parties agree that Buyer shall cause the Company to use commercially reasonable efforts to collect the Transferred Accounts Receivable within the 180 days after the Closing Date. Buyer shall preserve and shall make available to Sellers (in the event of any claim for payment by Buyer under this Section 1.4) all books and records relating to the Transferred Accounts Receivable. Notwithstanding any of the foregoing, Buyer shall have the option to decline to transfer any Uncollected Account Receivable in its sole and absolute discretion. If Buyer does elect not to transfer any Uncollected Accounts Receivable, Sellers shall have no obligation to make any payment to Buyer therefor.

ARTICLE II

THE CLOSING

2.1    Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Squire Sanders (US) LLP, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, at 10:00 a.m., local time, on July 1, 2014, or at such other place, date and time as shall be mutually agreed upon by the parties hereto; provided, however, that the parties hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur, at 12:01 a.m. on the date on which the Closing actually occurs (the “Closing Date”).

2.2    Deliveries by Sellers. Prior to or at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

(a)stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank,

(b)the minute books, stock books, stock ledgers and corporate seal of the Company, if any;

(c)the resignations of directors and officers referred to in Section 7.3(i) hereof;

(d)the Sellers’ certificate referred to in Section 7.3(c) hereof;

(e)an employment agreement, executed by Scott Knox, in a form mutually agreed to by the parties thereto;

(f)consulting agreements, executed by Dan Knox and Stan Mulanax, in forms mutually agreed to by the parties thereto; and

(g)the leases set forth on Schedule 2.2(g), duly executed by lessors thereunder, in the forms attached thereto; and

(h)all other documents, certificates, instruments or writings required to be delivered by Sellers prior to or at the Closing pursuant to this Agreement or otherwise required in connection herewith.

2.3    Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

(a)    cash in an amount equal to the Closing Payment, by wire transfer of immediately available funds to the bank accounts designated by Sellers prior to the Closing;

(b)    the officer’s certificate referred to in Section 8.2(c) hereof;

(c)    an employment agreement with Scott Knox, executed by Buyer, in a form mutually agreed to by the parties thereto;

(d)    consulting agreements with Dan Knox and Stan Mulanax, executed by Buyer, in forms mutually agreed to by the parties thereto;

(e)    the leases set forth on Schedule 2.2(g), duly executed by lessees thereunder, in the forms attached thereto; and

(f)    all other documents, certificates, instruments or writings required to be delivered by Buyer prior to or at the Closing pursuant to this Agreement or otherwise required in connection herewith.

2.4    Excluded Assets and Excluded Liabilities. Prior to the Closing, the Company shall distribute, sell or assign all its rights, title and interest in those assets set forth on Section 2.4 of the Disclosure Schedule (the “Excluded Assets”) and Sellers shall assume all liabilities that arise out of, relate to or result from the operation of the Company’s business prior to the Closing, all liabilities relating to the Excluded Assets, and all Liabilities that are set forth on Section 2.4 of the Disclosure Schedule arising prior to the Closing, in each case except to the extent such liabilities are set forth on the Closing Working Capital Statement (the “Excluded Liabilities”). The sale, assignment and/or distribution of the Excluded Assets and assumption of the Excluded Liabilities contemplated by this Section 2.4 shall be effected in such manner as is mutually agreed to by Buyers and Sellers. Any and all liabilities related to the sale, assignment and/or distribution of the Excluded Assets and the Assumption of the Excluded Liabilities shall constitute Excluded Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the date hereof and as of the Closing Date, Sellers represent and warrant to Buyer as follows:

3.1    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all requisite power and authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Company. Section 3.1(a) of the Disclosure Schedule sets forth complete and correct copies of the organizational documents of the Company (and not its subsidiaries), and all amendments thereto, as in effect as of the date of this Agreement. The minute books of the Company and its Subsidiaries, to the extent available, have been made available to Buyer for its inspection and contain complete and correct records of minutes of all meetings, and consents in lieu of a meeting, of their respective board of directors (and any committees thereof) and shareholders held or executed since their respective dates of organization, and such records accurately reflect all transactions referred to therein. The stock books and ledgers of the Company and its Subsidiaries, to the extent available, have been made available to Buyer for its inspection, and such books and ledgers are complete and correct in all material respects.

(b)    Except as set forth on Section 3.1(b) of the Disclosure Schedule, as of the Closing Date, the Company has no Subsidiaries and neither owns nor has a right or obligation to acquire any equity interest (or option therefor) of any corporation, partnership, limited liability company, business trust, or other business or entity and the Company neither participates nor has an interest in any joint venture or collective production, sales or marketing arrangement or agreement.

3.2    Authority. The execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby have been authorized by all necessary action. This Agreement has been duly executed and delivered by Sellers and, assuming that this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

3.3    Title to Shares. Sellers are the record and beneficial owners of the Shares, free and clear of all liens, claims, encumbrances, options, pledges and security interests (“Liens”) and upon consummation of the transactions contemplated hereby, Sellers will transfer good and valid title to the Shares to Buyer, free and clear of all Liens.

3.4    Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, $1 par value per share, of which 720 shares of common stock, constituting the Shares, are validly issued and outstanding, fully paid and nonassessable. Each of Sellers own the number of shares of common stock of the Company as are set forth opposite his name on Section 3.4 of the Disclosure Schedule. The Shares were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Sellers or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or any other person. There are no obligations, contingent or otherwise, of the Company to purchase or otherwise acquire any securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

3.5    No Violation; Consents and Approvals. Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by Sellers of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (a) any provision of the organizational documents of the Company or its Subsidiaries, (b) any judgment, judicial order, injunction, decree, agency order, consent decree, arbitral proceeding, conciliation agreement or other settlement agreement (an “Order”), or statute, law, rule, regulation, ordinance, executive order, directive, administrative guideline and standard (“Applicable Law”), applicable to Sellers, the Company, its Subsidiaries or the property or assets of the Company, or (c) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation (“Contracts”) to which Sellers or the Company is a party or by which Sellers or the Company or any of the Company’s assets may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing. Except as set forth in Section 3.5 of the Disclosure Schedule or the HSR Act approval or clearance, no consent, approval, Order or authorization of, notice to, or registration, declaration or filing with (“Governmental Approval”), any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (“Governmental Authority”), is required to be obtained or made by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement or the consummation by Sellers of the transactions contemplated hereby.

3.6    Financial Statements. Sellers have heretofore delivered to Buyer true and correct copies of the unaudited balance sheets of the Company as of December 31, 2013, 2012 and 2011 and March 31, 2014 and the related income and cash flow statements for the years and for the three month period then-ended (collectively, the “Financial Statements”). The balance sheet of the Company as of December 31, 2013 is hereinafter referred to as the “Reference Balance Sheet”. Except as set forth in Section 3.6 of the Disclosure Schedule, the Financial Statements (a) fairly present in all material respects, the financial condition and the results of operations and cash flows of the Company as of the dates and for the periods indicated and (b) have been prepared in accordance with the Company Accounting Method applied consistently throughout the periods involved, except as disclosed therein and for the absence of footnotes and, in the case of interim financial statements, for normal year-end adjustments. The Company has made available to Buyer all accounting, corporate and financial books and records (the “Accounting Books and Records”) which relate to the business of the Company, and such Accounting Books and Records are true and complete in all material respects. The Financial Statements have been derived from and are consistent with the Accounting Books and Records.

3.7    Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 2013: (a) the Company has operated in the ordinary course of business, (b) the Company has not engaged in any of the activities prohibited to be taken by the Company during the period from the date of this Agreement to the Closing Date pursuant to Section 5.1, and (c) there have occurred no changes or events which, individually or in the aggregate, would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or the ability of Sellers to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, since December 31, 2013, except as disclosed in Section 3.7 of the Disclosure Schedule:
(i)The Company has maintained its equipment and fixed assets in a state of good maintenance and repair.

(ii)The Company not has sold, leased, transferred, assigned or otherwise disposed of any of its assets, tangible or intangible, other than inventory for a fair consideration or other assets in the ordinary course of business consistent with past practice.

(iii)The Company has not entered into any Contract (or series of related Contracts) either involving more than $25,000 or outside the ordinary course of business.

(iv)The Company has not accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $25,000 to which it is a party or by which it is bound.

(v)The Company has not assumed or incurred any material liability or suffered the imposition of any Lien upon any of its assets.

(vi)The Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 in the aggregate or outside the ordinary course of business.

(vii)The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions), by way of acquisition or merger.

(viii)The Company has not issued or redeemed any shares of capital stock, warrant, option, note, bond or other security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or for a capitalized lease obligation.

(ix)The Company has not delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business.

(x)The Company has accelerated the collection of any accounts receivable and has not granted any extension of credit in the sale of products other than in the ordinary course of business.

(xi)The Company has not settled, cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $25,000.

(xii)The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property.

(xiii)The Company has not authorized any change in its articles of incorporation, bylaws or other similar charter or organizational document, dissolved, liquidated, reorganized, wound up or terminated its existence.

(xiv)The Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property, reasonable wear and tear excepted.

(xv)The Company has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees or any relative by blood or marriage thereof, or any affiliates of Sellers.

(xvi)The Company has not entered into any employment or compensation agreements other than in the ordinary course of business, collective bargaining agreements or any consulting agreements or any other similar Contract or arrangements, written or oral, or modified the terms of any existing such Contract.

(xvii)The Company has not granted any increase in the base compensation of, or made any other change in employment terms for, any of its directors, officers and employees other than as required pursuant to written employment agreements or in the ordinary course of business.

(xviii)The Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers and employees, or taken any such action with respect to any other employee benefit plan.

(xix)The Company has not experienced any material labor problems.

(xx)The Company has not engaged in any methods of billing and collection, purchasing practices or timing, sales, management, equipment servicing or repair or accounting that vary from its usual and customary past practice.

(xxi)The Company has not agreed to do any of the foregoing.

3.8    Absence of Undisclosed Liabilities. Except as set forth in Section 3.8 of the Disclosure Schedule and for liabilities or obligations which are accrued or reserved against on the Reference Balance Sheet, the Company has no liabilities or obligations of any nature (whether asserted or unasserted, known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due), other than liabilities or obligations incurred in the ordinary course of business (such as current payables to vendors, employees and taxing authorities and excluding any liability arising from any threatened or pending Proceeding (as hereinafter defined)) and consistent with past practice since the date of the Reference Balance Sheet.

3.9    Title to Personal Property. Except as set forth in Section 3.9 of the Disclosure Schedule, the Company has good and valid title to all personal property, whether tangible or intangible, owned by it, and a valid and enforceable right to use all personal property leased by or licensed to it, which is used or held for use in the conduct of the business of the Company as conducted prior to the date hereof (the “Personal Property”), in each case, free and clear of all Liens, imperfections of title or encumbrances of any nature whatsoever, other than (a) mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business, (b) Liens for taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith and (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate (the Liens, imperfections of title and encumbrances described in clauses (a), (b) and (c) above are hereinafter referred to collectively as the “Permitted Liens”).

3.10    Title to Real Property.

(a)    As used in this Agreement, the term “Real Property” shall mean all real property and interests in real property owned in fee or leased by the Company, as described in Section 3.10(a) of the Disclosure Schedule. Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Real Property constitutes all real property and interests in real property used or held for use in the conduct of the business of the Company as conducted on the date hereof.

(b)    As used in this Agreement, the term “Real Estate Permitted Liens” shall mean:

(i)    All Applicable Laws relating to building codes, zoning ordinances and other similar regulations, of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property;

(ii)    All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business; and

(iii)    All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property.

(c)    Except as set forth in Section 3.10(c) of the Disclosure Schedule, the Company has (i) good and marketable title to all Real Property owned by it, and (ii) valid leasehold interests in all Real Property leased by it, in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature whatsoever, except for (1) in the case of (ii) above only, mortgages, liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions that may have been created or suffered by the lessor thereto, (2) Permitted Liens and (3) Real Estate Permitted Liens.

3.11    Intellectual Property.
(a)Section 3.11(a) of the Disclosure Schedule sets forth a complete list of all Intellectual Property owned, filed or licensed by the Company and used or held for use in the conduct of the business of the Company as conducted on the date hereof and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.

(b)Neither the Company nor its Subsidiaries, nor any of their respective products or services infringe on the proprietary rights of others. The Company’s and its Subsidiaries Intellectual Property as currently or formerly owned, licensed or used, and the conduct of the Company’s and its Subsidiaries businesses as currently and formerly conducted, have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Neither the Company nor any Subsidiary has received any notice alleging that it has infringed on any other party’s Intellectual Property rights. Neither the Company nor any of its Subsidiaries has any liability for, or has given any indemnification for, infringement of any other Person’s Intellectual Property rights.

(c)The Company’s Intellectual Property has been, is and will be as of the Closing Date sufficient for the conduct of its business. The Company has title and ownership interests in the Intellectual Property used or held for use in its business free and clear of all Liens. There are no restrictions or limitations on the Company’s right to use and transfer any Intellectual Property. The Company has not entered into binding agreements with current or former employees or with current or former independent contractors relating to the any ownership interest or right in its Intellectual Property. The Company is in full compliance with all legal requirements applicable to the Intellectual Property and ownership and use thereof. The Company has not given any indemnification for infringement of any other party’s intellectual property rights.

(d)The Company has provided Buyer with true and complete copies of all Intellectual Property licenses to which it is a party. All such Intellectual Property licenses are valid, binding and enforceable between the Company and the other parties thereto, and the Company is in compliance in all material respects with the terms and conditions of such Intellectual Property licenses.

(e)The Company has not licensed any third party to use any Intellectual Property and has not entered into any Contract or arrangement pursuant to which any Person is entitled to a royalty or other compensation for the use of such Intellectual Property. To Sellers’ knowledge, no Person is infringing upon or otherwise violating rights to the Company’s Intellectual Property.

3.12    Litigation.

(a)    Except as set forth on Section 3.12(a) of the Disclosure Schedule, no claim, action, cause of action, suit, proceeding, arbitration, mediation, inquiry, investigation or Order (“Proceeding”) by or before any Governmental Authority, administrative body or arbitration or mediation panel is pending or, to the knowledge of the Sellers, is threatened, against the Company or any Subsidiary. No Order of any Governmental Authority, arbitrator or mediator is outstanding against the Company or the business, operations or assets of the Company or any Subsidiary. Sellers have no knowledge of any fact or circumstance which could reasonably be expected to result in any Proceeding being filed against the Company or any Subsidiary.

(b)    To the knowledge of Sellers, no Proceeding has been instituted which threatens to restrain or prohibit or to otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the other documents or agreements contemplated hereby.

(c)    Section 3.12(c) of the Disclosure Schedule sets forth a true and complete list of each Proceeding instituted or prosecuted by or against the Company since January 1, 2009.

3.13    Employee Benefit Plans.

(a)    Section 3.13(a) of the Disclosure Schedule sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) each employee pension benefit plan as defined in Section 3(2) of ERISA (a “Pension Plan”); (iii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a “Welfare Plan”); and (iv) each compensation and employment arrangement or agreement, including, but not limited to, any fringe benefit, incentive compensation, phantom stock, bonus, severance, vacation, deferred compensation, supplemental executive compensation plan, employment agreement, salary continuation, incentive, stock option, retirement, pension, or profit sharing plans, Contracts, programs, funds or arrangements of any kind (a “Benefit Arrangement) that is maintained by the Company (all of the above being hereinafter individually or collectively referred to as an “Employee Plans” or “Plans,” respectively). Each Employee Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Applicable Laws. No Subsidiary of the Company has maintained an Employee Plan within the past six years.

(b)    The form of each Pension Plan and each Welfare Plan is in compliance with the applicable terms of ERISA, the Code, and all other Applicable Laws and written applicable Plan documents. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter, or in case of a master prototype plan, a favorable opinion letter, from the Internal Revenue Service as to its qualified status, and, to the knowledge of Sellers, nothing has occurred since the date of such determinations that is likely to cause the loss of such qualification. No Proceeding with respect to a Plan or to the administration or the investment of the assets of any Plan that Sellers or any ERISA Affiliate maintains or has maintained, or to which the Company or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former employee (other than routine claims for benefits) is pending or, to the knowledge of Sellers, threatened that could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate or to such Plan or a fiduciary of such Plan. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or Applicable Laws. Except as required by the Code or this Agreement, the consummation of the transactions contemplated by this

Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of either Seller or an ERISA Affiliate. No written or oral representations have been made to any employee or former employee of a Seller or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). Neither the Company nor any ERISA Affiliate (as defined below) has at any time within six years sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), a multiple employer plan within the meaning of Section 210 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”), or a voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code. Except for ordinary benefit payment obligations under the Employee Plans set forth on Section 3.13(a) of the Disclosure Schedule, no act or omission has occurred with respect to any Pension Plan, Welfare Plan, Benefit Arrangement, Multiemployer Plan, or Multiple Employer Plan that will result in any liability to the Company or the Buyer or will have an adverse impact upon the Company or subject the Company or Buyer’s assets to any lien under ERISA, the Code, or Applicable Laws of any state. Each Plan that is a nonqualified deferred compensation plan, as defined in Section 409A(d)(1) of the Code, has been operated in compliance with the provisions of said Section 409A and has been amended to the extent necessary to be compliant with such Section 409A for all periods on or prior to the Closing Date. As used herein, the term “ERISA Affiliate” shall mean any subsidiary of the Company and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

(c)    The Company has made available or furnished to Buyer copies of all such Plans, all amendments related thereto, all related funding arrangements, all actuarial valuation reports for the most recent five years, if any, all Forms 5500 with schedules thereto for the most recent three years, the most recent determination or opinion letter (as applicable) issued by the Internal Revenue Service for each Pension Plan, and the most recent summary plan description (if applicable).

(d)    Except as set forth in Section 3.13(d) of the Disclosure Schedule, (i) no Plan that is a funded pension plan and no trust established thereunder has any accumulated funding deficiency within the meaning of Section 302(a) of ERISA and Section 412 of the Code, (ii) to Sellers’ knowledge, no reportable event within the meaning of Section 4043 of ERISA or “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Plan and no tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof, (iii) neither Sellers nor the Company has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Plan which is a pension plan subject to Title IV of ERISA other than liability for premiums (which have been paid when due); and (iv) all amounts required to be paid by Sellers or the Company to or pursuant to each by the Plans on or before the Closing Date have been paid by the Closing Date.

(e)    Each Welfare Plan that provides medical benefits to employees of the Company has been operated in compliance in all material respects with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code (“COBRA”), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

(f)Notice of any Plan required to be given to the Department of Labor under Section 2520.104.23 of Title 29 of the Code of Federal Regulations has been given.

(g)Except as set forth on Section 3.13(g) of the Disclosure Schedule, there is no audit which is in process by, or for which notification has been received from, any Governmental Authority, with respect to any Plan.

(h)    Except as set forth in Section 3.13(h) of the Disclosure Schedule, there are no claims pending by or on behalf of any of the Plans by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

3.14    Taxes. References to the Company in this Section 3.14 shall be deemed to include the Company and its Subsidiaries. Except as set forth in Section 3.14 of the Disclosure Schedule,

(a)    (i) The Company has timely filed all Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects, and have paid all such Taxes that have become due, whether or not shown as due on such Tax Returns, (ii) no notices respecting asserted or assessed and unresolved deficiencies for any Tax have been received by the Company for any Tax periods, (iii) there is no investigation by any Tax Authority presently pending or, to the knowledge of Sellers, threatened with respect to the Company, and the Company is not a party to any Proceeding by any Tax Authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened, and the Company is not currently pursuing an appeal of any Tax imposed against it, and (iv) the Company has made all withholdings of Taxes required to be made under all applicable United States, foreign, state and local Tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Company.

(b)    The federal and state income Tax Returns of the Company required for the taxable year ending December 31, 2012 have been filed and Sellers have furnished or made available to Buyer true and complete copies of each federal and state income Tax Return filed by the Company for the three most recent fiscal years. Sellers have furnished to Buyer any foreign Tax Returns filed by Company for the three most recent fiscal years.

(c)    The Company (i) has not been a member of an affiliated group filing a consolidated Tax Return and (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as a transferee or successor, by Contract, or otherwise.

(d)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which the Company is a party and that could be treated as a partnership for federal income Tax purposes.

(e)    The Company does not have, nor has it ever had, a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(f)    No material claim has been made in the last five (5) years by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction nor, to the knowledge of Sellers, is there any factual or legal basis for any such claim.

(g)    The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)The Company is not a party to or bound by any Tax allocation or sharing agreement that will impose any liability on the Company subsequent to the Closing Date.

(i)The Company has not distributed stock of another corporation, nor had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

(j)The Company has established in its respective books of account, in accordance with the Company Accounting Method consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable.

(k)The Company has provided the Buyer with copies of all Tax opinions relating to and in the audit files of the Company.

(l)The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(m)There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(n)The Company does not participate in or cooperate with (nor has it at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(o)The Company has not engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company has disclosed in its Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(p)No gain recognition agreement has been entered into by the Company and no private letter rulings or closing agreements have been obtained by the Company that will have an adverse effect on the Tax Returns, Tax positions or other filings of the Company subsequent to the Closing Date.

(q)The Company has timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code.

(r)The Company is not and has not at any time been a personal holding company as that term has been defined from time to time in Section 542 of the Code, and neither the Company has at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(s)No portion of the indebtedness of the Company constitutes an “applicable high yield discount obligation” as that term is defined in Section 163(i) of the Code, and there is and will be no limitation on the deductibility of any original issue discount relating to any of the indebtedness of the Company under the provisions of Section 163(e)(5) of the Code.

(t)The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or Order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have an adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or Order.

(u)The Company has never elected to be treated as an S corporation under Section 1362 of the Code or any corresponding provision of federal or state Applicable Law.

(v)All material elections with respect to Company’s Taxes made during the taxable year ending December 31, 2012 are reflected on Company’s Tax Returns for such periods, copies of which have been provided to Buyer. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.

(w)There is no Contract or arrangement to which Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)), or 404 of the Code.

(x)The Company has not been, nor will it be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under local, state or foreign Applicable Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date.

(y)No person has been treated as an independent contractor of Company for Tax purposes who should have been treated as an employee for such purposes, to the extent such treatment would have had a material adverse effect.

(z)The Company has no net operating losses or other tax attributes that are subject to limitation under Code Sections 382, 383, or 384, the federal consolidated return regulations, or any similar state Tax statute or regulation.

(aa)The Company has no assets that may constitute unclaimed property under Applicable Law. The Company has complied in all material respects with all Applicable Laws related to unclaimed property. Without limiting the generality of the foregoing, the Company has established and followed procedures to identify any unclaimed property and, to the extent required by Applicable Law, remit such unclaimed property to the applicable Governmental Authority. The Company’s records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representations.

(bb)    All transactions (including but not limited to sales of goods, loans, and provision of services) between the Company and any other Person that is controlled directly or indirectly by the Company or Sellers (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration

(cc)    There are no elections, consents, or agreements as to Taxes in effect with respect to the Company that will remain in effect following the Closing Date and that have had a material effect on the Company’s taxable income prior to the Closing Date.

(dd)    The unpaid Taxes of the Company (i) did not, as of the most recent calendar month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and in filing its Tax Returns. Since the date of the Reference Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in accordance with United States generally accepted accounting principles, outside the ordinary course of business consistent with past custom and practice.

(ee)    The Company has complied, in all material respects, with the requirements of Section 7701(o)(1) of the Code in the case of any transaction to which the economic substance doctrine (as defined in Section 7701(o)(5) of the Code) is relevant.

3.15    Contracts and Commitments. Section 3.15 of the Disclosure Schedule sets forth a list of all material Contracts and commitments to which the Company is a party or by which the Company, or any of its assets are bound (each, a “Material Contract”), including, without limitation:

(a)    any Contract involving commitments to make expenditures, purchases or sales, any supplier Contracts, rebate arrangements, and consignment or ledger balance inventory Contracts involving $25,000 or more, except Contracts terminable by the Company on not more than thirty days’ notice without penalty or financial obligation;

(b)    any Contract relating to any direct or indirect indebtedness for borrowed money or securing the repayment thereof, other than trade payables and other accrued liabilities in the ordinary course of business;

(c)    any Contract directly or indirectly benefiting the Sellers or any affiliate of the Sellers (other than the Company) or any officer, director or employee of Sellers or any of such affiliates;

(d)    any collective bargaining or union Contract, memorandum or arrangement, employment (other than Employee Plans), stay put, change in control or severance agreements or employee termination arrangements that are not terminable at will by the Company without penalty;

(e)    [intentionally omitted];

(f)    any Contract containing covenants limiting the freedom of the Company to compete in any line of business, with any person or entity, or in any territory, including “teaming” or joint marketing agreements;

(g)    any Contract relating to Intellectual Property;

(h)    any Contract with any sales agent, manufacturer, dealer, distributor or licensee of any products sold by the Company;

(i)    any tax-sharing Contract;

(j)    any indemnity or hold harmless Contract;

(k)    any Contract relating to the lease or sale to or by others of any of real property; and

(l)    joint venture agreements or other agreements involving the sharing of profits;

(m)    leases pursuant to which personal property is leased to or from the Company;

(n)    powers of attorney from the Company;

(o)    guaranties, suretyships or other contingent agreements of the Company;

(p)    Contracts pursuant to which the Company will pay or receive in excess of $25,000 over the life of the Contract;

(q)    agreements or arrangements relating to product data sharing, electronic product catalogues, product data content disclosure and similar arrangements; and

(r)    any other material agreements, Contracts and commitments not entered into in the ordinary course of business.

True, complete and correct copies of all written Contracts and summaries of all oral or implied Contracts listed on Section 3.15 of the Disclosure Schedule have been delivered to Buyer. All such Contracts are valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No party to any such Contract is in material default of its obligations thereunder.

3.16    Compliance with Laws. Except as set forth in Section 3.16 of the Disclosure Schedule, the Company and its Subsidiaries have operated and, as applicable, do operate in compliance, in all material respects, with all Applicable Laws and all Orders of any Governmental Authority applicable to the Company or any of its assets. Except as set forth in Section 3.16 of the Disclosure Schedule, the Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the conduct of its business as conducted on the date hereof under Applicable Laws.

3.17    Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are reasonable for the conduct of the business as conducted on the date hereof and assets of the Company. Section 3.17 of the Disclosure Schedule sets forth a list or copies of such insurance policies and Contracts (including, without limitation, all life insurance, death benefit and similar policies) presently maintained or maintained within the past three (3) years, indicating the insurer, the types and amounts of coverage, the applicable deductible, the expiration date, any additional loss payees or additional insureds and the cash surrender value (if applicable). Section 3.17 of the Disclosure Schedule also lists any claims filed with respect to such policies within the past three years and all open claims. All such claims have been timely and properly submitted. The Company has not entered into any policy that provides for, and is not otherwise subject to, any retrospective premium adjustment with respect to any such policies. Sellers shall, and shall cause the Company to, maintain all insurance policies and Contracts that are presently in force through the Closing Date.

3.18    Labor Matters. Except as set forth in Section 3.18 of the Disclosure Schedule, (a) the Company and its Subsidiaries are in compliance, in all material respects, with all Applicable Laws of any foreign, federal, state and local Governmental Authority regarding employment, employment practices and employee health and safety; (b) there is no unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board; (c) there is no pending or threatened Proceeding arising under a collective bargaining agreement, nor is there any pending or threatened employee grievance; (d) there is no union organizing campaign at any of the Company’s facilities, nor is there a pending or threatened demand for union recognition, nor is there any representation Proceeding pending or threatened before the National Labor Relations Board; (e) there is no labor strike, slowdown or work stoppage pending or threatened against the Company at any of its facilities; (f) no union has been recognized as the collective bargaining representative for any of the Company’s employees; (g) there is no material charge or complaint pending against the Company before the Equal Employment Opportunity Commission, the Department of Labor (including each agency and unit thereof), or any federal, state, local Governmental Authority responsible for prevention of unlawful employment practices and/or for the enforcement of Applicable Laws relating to employment and/or employment health and safety; (h) the Company is not subject to or party to any Order, nor is it a party to any pending or threatened Proceeding; (i) the Company has not received notice of the intent of any federal state, local or foreign Government Authority responsible for the enforcement of Applicable Law relating to employment to conduct an investigation of or relating to the Company, and no such investigation is in progress.

3.19    Environmental Matters. References to the Company in this Section 3.19 shall be deemed to include the Company and its Subsidiaries. Except as set forth in Section 3.19 of the Disclosure Schedule:

(a)the Company is and has been in compliance, in all material respects, with all applicable Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company of all material permits and governmental authorizations required under applicable Environmental Laws, and substantial compliance with the terms and conditions thereof.

(b)there are no Environmental Claims pending or, to the knowledge of Sellers, threatened against the Company, or any person with respect to which the Company has or may have retained or assumed partial or total liability for, either contractually or by operation of Applicable Law for which adequate reserves have not been established on the Reference Balance Sheet.

(c)There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Substance, that could form the basis of any Environmental Claim against the Company or for which the Company could be liable.

(d)There are no conditions or circumstances which could reasonably be expected to prevent or interfere with the use of the Real Property or the operation of the Company’s business in material compliance with Environmental Laws.

(e)The Real Property contains no (A) underground storage tanks; (B) asbestos or asbestos-containing materials; or (C) polychlorinated biphenyls (“PCBs”).

(f)Sellers have delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, written notices or communications, and monitoring reports (including all drafts thereof) in the possession, custody or control of Sellers pertaining to the Release or presence of Hazardous Materials at, in, on, or under the Real Property, or concerning compliance by Sellers with Environmental Laws.

3.20    Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Sellers or the Company or any of their respective directors, officers, employees, representatives or agents.

3.21    Territorial Restrictions. The Company is not restricted by any agreement or understanding with any third party or by any Order from carrying on or competing with any business anywhere in the world.

3.22    Assets; Accounts Receivable; Inventory. Except as set forth in Section 3.22 of the Disclosure Schedule, all of the assets reflected on the Reference Balance Sheet or subsequently acquired are presently in service in the Company’s business. The assets held by the Company as of the date hereof constitute substantially all of the assets used or held for use by the Company in the conduct of its business as conducted prior hereto and are in sufficiently good condition and repair to permit the operation of its business after the Closing in the same manner as it was operated prior to the Closing, reasonable wear and tear excepted. All accounts receivable of the Company reflected properly on the Accounting Books and Records, are valid receivables subject to no setoffs or counterclaims, are properly reflected on the accounts receivable aging schedules previously provided to the Buyer, are collectible in accordance with their terms at their recorded amounts, subject only to the reserve, if any, for bad debts set forth on the face of the Reference Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The inventory reflected on the Reference Balance Sheet or subsequently acquired by the Company (a) has been recorded on the Accounting Books and Records in accordance with the Company Accounting Method, applied on a basis consistent with past practice, (b) consists of a quality, quantity and condition usable and saleable in the ordinary course of business and (c) is not subject to any write-down or write-off. Section 3.22 of the Disclosure Schedule identifies all locations at which inventory is located, including without limitation, locations used by the Company, its customers or suppliers, or otherwise, together with the cost of such inventory. None of the inventory in the Company’s possession is held on consignment, and none of the inventory is consigned to third parties. The Company is not under any liability or obligation with respect to the return or repurchase of inventory in the possession of any third parties

3.23    Products; Product Liability. References to the Company in this Section 3.23 shall be deemed to include the Company and its Subsidiaries. Except as set forth on Section 3.23 of the Disclosure Schedule, the Company has never manufactured, sold or possessed any products which (a) contain asbestos, benzene or silica; (b) are for on-board aircraft applications; (c) are for nuclear applications; (d) are for carnival or amusement park applications; or (e) have been relabeled or repackaged with a label or package specifying a different country or origin than originally specified. During the past seven (7) years, neither the Company, not Sellers have received notice or information of any claim or allegation of death or personal injury, property or economic damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, assembled, sold or distributed by them, or any service provided by them, except for routine warranty claims.
3.24    Customers, Suppliers and Sales Representatives. Section 3.24 of the Disclosure Schedule sets forth a list of all customers, suppliers and sales representatives of the Company which, for the 12 months ended December 31, 2012 and December 31, 2013, accounted for $200,000 or more of the Company’s purchases or sales. The Sellers have no knowledge of any existing or anticipated changes in the policies or conditions, financial or otherwise, of such customers, suppliers or sales representatives which will materially and adversely affect the Company’s business. To the knowledge of Sellers, no such customer, supplier or sales representative has reduced, canceled or otherwise terminated its relationship with the Company, or made any written or oral threat to reduce, cancel or terminate its relationship with the Company for any reason, including the consummation of the transactions contemplated hereby. To the knowledge of Sellers, no such customer or supplier intends to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its usage of the services or products of the Company.

3.25    No Bribes, Illegal Payments. References to the Company in this Section 3.25 shall be deemed to include the Company and its Subsidiaries. Neither Sellers nor any officer, partner, employee or agent of the any of the Company has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental employee or other person (a) which could subject the Company or the Buyer to any damage or penalty in any Proceeding; or (b) the non-continuation of which in the future could result in a material adverse effect on the business, operations, assets, or condition, financial or otherwise, of the Company or the Buyer.

3.26    Banking Relationships. Section 3.26 of the Disclosure Schedule sets forth a true and complete list of each financial institution with which the Company has an account (giving the account number therefor) or safe deposit box and the names of the persons authorized at the date hereof to draw thereon or to have access thereto and all powers of attorney granted or executed on behalf of the Company.

3.27    No Other Representations. Except as expressly set forth in this Article III, neither Sellers nor the Company is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed, and Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for such representations and warranties set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof and as of the Closing Date, Buyer hereby represents and warrants to Sellers as follows:

4.1    Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and corporate authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes a valid and binding obligation of Sellers, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law) and (b) rights to indemnity may be limited by Applicable Laws or the public policies underlying such laws.

4.2    No Violation; Consents and Approvals. The execution and delivery by Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, (a) any provision of the Articles of Incorporation or Regulations of Buyer, (b) any Order or Applicable Laws applicable to Buyer or the property or assets of Buyer or (c) any Contracts to which Buyer is a party or by which Buyer or its assets may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not impair Buyer’s ability to consummate the transactions contemplated hereby. No Governmental Approval is required to be obtained or made by or with respect to Buyer or its affiliates in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby.

4.3    Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would impair Buyer’s ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority, affecting Buyer or its assets, which would impair Buyer’s ability to consummate the transactions contemplated hereby.

4.4    Financing. Buyer has or has available sufficient funds to enable Buyer to pay the Purchase Price on the Closing Date and all related fees and expenses.

4.5    Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its directors, officers, employees, representatives or agents.

ARTICLE V

COVENANTS OF THE PARTIES

5.1    Conduct of the Company’s Business. Except as contemplated by this Agreement, or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date hereof to the Closing Date, Sellers will cause the Company to conduct its business and operations in the ordinary course of business in a manner consistent with past practice and, to the extent consistent therewith, to use reasonable efforts to preserve its current relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as contemplated by this Agreement, or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, Sellers will not permit the Company to:

(a)    create, incur, assume or guarantee any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases);

(b)    issue, sell or deliver any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its capital stock, or amend any terms of any such securities or agreements;

(c)    increase the rate of compensation of, or pay or agree to pay any benefit to, its directors, officers or employees, except in the ordinary course of business or as may be required by any existing plan, including, without limitation, any Plan, agreement or arrangement; provided, however, that nothing contained herein shall prevent the Company from making the special payments listed on Section 5.1(c) of the Disclosure Schedule to the individuals listed thereon;

(d)    enter into, adopt or amend any Plan, or employment or severance agreement, except in the ordinary course of business or as required by law, and except that nothing contained herein shall prevent the Company from entering into severance agreements, the material terms of which have been disclosed to Buyer, with those employees identified in Section 5.1(d) of the Disclosure Schedule;

(e)    except for the sale of inventory in the ordinary course of business, (i) sell, lease, transfer, or otherwise dispose of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of $25,000 or (ii) mortgage or encumber any properties or assets, whether real or personal, which have an aggregate book value;

(f)    acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

(g)    modify, amend or terminate any material lease of Real Property (including terminations, modifications or amendments in connection with renewals or terminations of leases in the ordinary course of business);

(h)    make any material tax election or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

(i)    amend or otherwise change its organizational documents;

(j)    (i) record sales and maintain its books of account other than in accordance with its prior practices consistently applied, (ii) maintain the machinery and equipment and other fixed assets used in the business other than in good operating and usable condition, and in a state of good maintenance and repair, consistent with past practice, reasonable wear and tear excepted, and (iii) purchase or enter into any agreement to purchase or lease (including any lease amendment, renewal or extension) any real property, computer software or hardware, or non-resale items or make or enter into any commitments to make any capital expenditures in excess of $25,000 in the aggregate; or

(k)    agree, whether in writing or otherwise, to do any of the foregoing.

5.2    Access to Information Prior to the Closing. During the period from the date of this Agreement through the Closing Date, Sellers will cause the Company to give Buyer and its authorized representatives reasonable access during regular business hours to all of its plants, offices, warehouses, facilities, books and records of the Company as they may reasonably request; provided, however, that (i) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Sellers and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting the normal business of the Company, (ii) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (iii) the Company need not supply Buyer with any information which, in the reasonable judgment of Sellers, the Company is under a contractual or legal obligation not to supply.

5.3    Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

5.4    Consents.

(a)    Without limiting the generality of Section 5.3 hereof, each of the parties hereto shall promptly apply for, and take all reasonably necessary actions to obtain all licenses, permits, authorizations, consents and approvals of all third parties and governmental authorities required to be obtained by it for the consummation of the transactions contemplated by this Agreement prior to the Closing, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Buyer and Sellers will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with its preparation of any filing or submission that may be necessary under the HSR Act. Each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within one business day after the date of this Agreement and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)    Buyer and Sellers shall use commercially reasonable efforts to obtain promptly any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Buyer and Sellers shall each keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) and any other Governmental Authorities and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, (i) Buyer shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its affiliates assets or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Buyer shall have no obligation to contest, administratively or in court, any Order or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement; provided that Buyer and Sellers shall both promptly respond to the DOJ or the FTC to any request for additional information.

(c)    Buyer and Sellers shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authority, and (ii) to confer with each other regarding appropriate contacts with respect to personnel of such Governmental Authority.

5.5    Public Announcements. Sellers and Buyer shall not, and Sellers shall cause the Company not to, issue any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other party, except as may be required by law or securities exchange regulations or as may be necessary in order to discharge the disclosure obligations of any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release.

5.6    Discharge of Excluded Liabilities. On or prior to the Closing, Sellers shall pay or provide for all Excluded Liabilities that are due and payable and, if not then due and payable, reserve for those Excluded Liabilities that are reasonably estimable in the amount reasonably estimable, as determined by Sellers in good faith.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Covenants of Non-Competition, Non-Solicitation and Confidentiality.

(a)    During the five-year period following the Closing Date (the “Restricted Period”), Sellers will not, directly or indirectly with or through another individual or organization, whether as a shareholder (other than as the holder of less than 1% of the outstanding shares of a publicly held company), partner, member, director, officer, employee, agent, or consultant, or in any other capacity, compete with Buyer either (i) in the provision, sale, design or distribution of products or services that are the same or similar to products or services now or heretofore provided, sold, designed or distributed by the Company, or (ii) in serving previous or existing customers of the Company. At all times following the Closing Date, Sellers agrees to keep confidential and not to disclose to others information relating to the Business, including, but not limited to, information regarding (A) customers or potential customers; (B) vendors and suppliers; (C) pricing structure, costs, and profit margins; (D) employees and payroll policies; (E) computer systems; and (F) other proprietary, confidential or secret information relating to the business, products, activities or operating aspects (hereafter “Confidential Information”). Sellers shall use all reasonable care to protect, and prevent unauthorized disclosure of, any Confidential Information unless such information is now or becomes generally known or available to the public without any violation of this Agreement or is required to be disclosed by Applicable Law or Order. In addition, during the Restricted Period, Sellers shall not, directly or indirectly, solicit or hire any person who is or was employed by Buyer or the Company on or within 30 days prior to the Closing Date or at any time during the Restricted Period.

(b)    Sellers acknowledge that a breach of any of their obligations under this Article would result in irreparable injury to Buyer for which damages would not be an adequate remedy. Therefore, Sellers consent to the issuance of injunctive relief in the event of a breach of their obligations under this Article VI, in addition to any other remedies to which Buyer may be entitled by law or equity.

(c)    Any provision of the foregoing covenant that is prohibited or unenforceable, including without limitation, as to time, geographic area, or scope of activity, shall be void to the extent of that prohibition or unenforceability only and the remaining provisions, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability.

(d)    Sellers acknowledge that the covenants of non-competition, non-solicitation and confidentiality are material inducements to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby

6.2    Exclusive Dealing. During the period from the date hereof through the earlier to occur of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Section 8.1, Sellers will not, nor will Sellers permit its representatives, agents, affiliates or associates or the officers, directors, representatives, subsidiaries, affiliates or associates of the Company to, directly or indirectly, (a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, (b) enter into any discussions, negotiations, agreements, arrangements or understandings with, (c) disclose, directly or indirectly, any non-public information concerning the Company’s business or properties, or (d) afford any access to the Company’s properties, books and records to, any person or entity in connection with any possible proposal for the acquisition of all or any substantial portion of the Shares, other capital stock of the Company, or the assets or business of the Company.

6.3    Dispute Resolution.

(a)    Negotiations. Buyer and Sellers shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement (a “Dispute”) by negotiations. Any party may commence such negotiations by written notice to the other party (the “Negotiation Request”). In the event that such Dispute has not been resolved by such negotiations within thirty days of the delivery of the Negotiation Request, and one party hereto requests non-binding mediation by written notice to the other party given prior to the end of such thirty-day period, Buyer and Sellers shall attempt in good faith to resolve such Dispute by non-binding mediation before a mediator mutually agreeable to Buyer and Sellers in their reasonable judgment. Neither party shall be required to continue with such negotiations or with such non-binding mediation for more than ninety days after the delivery of the Negotiation Request. All such negotiations and Proceedings shall be confidential, and shall be treated as compromise and settlement negotiations for all evidentiary purposes, including but not limited to for purposes of the Federal Rules of Evidence and any state rules of evidence.

(b)    Other Remedies. The parties hereto shall not, and shall not permit their respective affiliates to, initiate litigation with respect to the Dispute unless the Dispute has not been resolved within ninety days of the delivery of the Negotiation Request, and shall not initiate litigation with respect to such Dispute except upon five days’ prior written notice to the other party; provided that (i) if one such party has delivered a Negotiation Request or has so requested non-binding mediation and the other such party has not responded to any such request within ten days of its receipt or is failing to participate in good faith in the procedures specified in this Section, the requesting party may initiate litigation prior to the expiration of such 90-day period and (ii) either such party may at any time or without notice file a complaint or seek an injunction or provisional judicial relief, if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo (including, but not limited to, for statute of limitations reasons or to preserve any defense based upon the passage of time). Despite such action, Buyer and Sellers will continue to participate in the procedures specified in this Section for so long and to the extent so specified.

6.4    Sellers’ Notification of Events. Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (ii) any failure of Sellers or the Company, on the one hand, or Buyer, on the other hand, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) the occurrence or nonoccurrence of any event which might result in a material adverse change in its financial condition, assets, business or future prospects; provided, however, such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.5     Employees. Buyer shall extend offers of employment to substantially all employees of the Company who are employed by the Company as of the Closing, subject to background checks and pre-employment screening; provided, that Buyer shall be permitted to offer employment in a manner and to such number of employees so as to avoid any liability under the Worker Adjustment and Retraining Notification Act, as amended, and other similar Applicable Laws.

6.6    Bonuses. Subject to each eligible employee’s continuous employment following the Closing to the applicable payment dates and other provisions pursuant to the applicable bonus payment plan agreed by the parties, Buyer shall cause the Company to pay the bonuses described on Section 6.6 of the Disclosure Schedule. Buyer acknowledges and agrees that the bonus payment plan shall not be modified, altered or amended without the prior written consent of Sellers.

6.7    Supplement to Disclosure Schedule. Sellers may, from time to time prior to the Closing Date, by written notice to Buyer, supplement or amend the Disclosure Schedule for any events, occurrences or facts first arising after the date hereof. For purposes of determining whether Buyer’s condition set forth in Section 7.3 (a) has been fulfilled, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto. If the Closing occurs, any non-material matters disclosed to Buyer pursuant to any supplement or amendment after the date of this Agreement and prior to the Closing Date shall be deemed incorporated to the Disclosure Schedule and shall be considered with respect to any entitlement of Buyer to make a Claim pursuant to Article IX or otherwise. Notwithstanding anything to the contrary in this Section 6.7, Buyer and Sellers agree that, within 15 days of the date hereof, Sellers may update Section 3.17 of the Disclosure Schedule to include all policy and claim information required by Section 3.17 so that it is accurate as of the date hereof and that for all purposes such schedule will be deemed to be delivered as of the date hereof.

6.8    Attorney-Client Privilege. It is acknowledged by Buyer that Jackson Walker L.L.P. (“JW”) may be deemed to have represented both Sellers and the Company in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, Buyer agrees (and after Closing shall cause the Company to agree) that any attorney-client privilege, attorney work-product protection, and expectation of client confidentiality attaching as a result of JW's representation of Sellers or the Company in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Sellers and may only be waived in writing by Sellers, and not the Company, and shall not pass to or be claimed or used by Buyer or the Company following the Closing in any Proceeding in which Buyer or the Company are adverse to Sellers. In the event that a dispute arises between Buyer or the Company and a third party other than Sellers, Buyer and the Company shall be entitled to assert the attorney-client privilege (directly or on behalf of Sellers) to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Sellers.

6.9    Taxes.

(a)Sellers shall, at their expense, prepare or cause to be prepared all Tax Returns of the Company for all Pre-Closing Tax Periods that are due after the Closing Date. All such Tax Returns shall be accurate and complete in accordance with Applicable Laws and shall be prepared on a basis consistent with prior practice of Company. Sellers shall submit copies of such Tax Returns to Buyer at least 15 days prior to their due date for Buyer’s review and comment. Sellers shall remit to Buyer an amount equal to the Taxes due with such Tax Returns (to the extent such Taxes are not included or reflected in the Closing Working Capital Statement) at least 10 days before Buyer is required to pay or cause to be paid the related Tax liability, it being understood that Company will accrue on the Closing Working Capital Statement all Pre-Closing Taxes. Buyer shall cause the Company to timely file all such Tax Returns and pay all Taxes shown as due on such Tax Returns.

(b)Buyer shall prepare and file or cause to be prepared and filed all Tax Returns of Company for all Straddle Periods. Buyer shall submit copies of Tax Returns for all Straddle Periods (“Straddle Tax Returns”) to the Sellers at least 15 days prior to their due date for Sellers review and comment. Buyer shall cause Company, at Company’s expense, to pay all Taxes due with respect to such Straddle Tax Returns; provided, however, that Sellers shall remit to Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns (to the extent such Pre-Closing Taxes are not included or reflected in the Closing Working Capital Statement) at least 10 days before Buyer is required to pay or cause to be paid the related Tax liability, it being understood that Company will accrue on the Closing Working Capital Statement all Pre-Closing Taxes. All Straddle Tax Returns shall be prepared in a manner consistent with prior practice of the Company; to the extent such prior practice is consistent with Applicable Law. For purposes of this Agreement, (i) in the case of any gross receipts, income, sales, payroll, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the Post-Closing Tax Period shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company and (ii) in the case of any Taxes (other than gross receipts, income, sales, payroll, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Sellers shall be responsible for any Taxes related thereto and Buyer shall be entitled to reimbursement for such Taxes) or occurring after the Closing Date (in which case, the Buyer shall be responsible for any Taxes related thereto).

(c)Sellers, the Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(d)Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court Proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or Proceeding relates to Taxes for which Sellers have indemnified Buyer, (i) Buyer, the Company, and the Sellers shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) Buyer shall be entitled to be reimbursed by Sellers for its reasonable external costs relating to such audit, (iii) the Sellers shall have the right (but not the obligation) to participate in such audit or Proceeding at the Sellers’ expense, (iv) Buyer shall not enter into any agreement with the relevant Government Authority pertaining to such Taxes without the written consent of the Sellers, which consent shall not unreasonably be withheld, and (v) Buyer may, without the written consent of the Sellers, enter into such an agreement, provided that Buyer shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes.

(e)Buyer shall cause the Company to remit to Sellers for the benefit of Sellers any refund of Taxes of the Company received by Buyer or the Company with respect to any Pre-Closing Tax Period within 15 days after receipt thereof, except to the extent (if any) that (i) such refund results from the carryback of a Tax attributed from a period after the Closing Date or (ii) such refund was included or reflected in the Closing Working Capital Statement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1    Conditions to Both Parties’ Obligations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)    HSR Clearance. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and all other authorizations and Orders of, declarations and filings with, and notices to any Governmental Authority, required to permit the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect.

(b)    No Injunction. On the Closing Date, there shall not be in effect any Order issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered or enforced which makes the consummation of such transactions illegal.

(c)    Consents and Approvals. Sellers and the Company shall have obtained material consents and approvals, if any (or waivers thereof), required of third parties in connection with the consummation of the transactions contemplated hereby.

7.2    Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Sellers):

(a)    Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

(b)    Performance. Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)    Officer’s Certificate. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof.

7.3    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)    Representations and Warranties. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

(b)    Performance. Sellers shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Sellers or the Company at or prior to the Closing.

(c)    Sellers’ Certificate. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, executed Sellers, certifying the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b) hereof.

(d)    Employment Agreements. At or prior to the Closing, the persons identified in Section 7.3 of the Disclosure Schedule shall have entered into consulting and/or employment agreements on terms and conditions reasonably agreeable to Buyer.

(e)    Discharge of Indebtedness. All indebtedness (other than current accounts payable) of the Company and all Liens (other than Permitted Liens) on any of its assets shall have been discharged, satisfied and released.

(f)    Continuity of Business. Buyer shall be reasonably satisfied that all material customers, product vendors, suppliers, sales representatives and employees of the Company will continue their respective relationships with the business following the Closing Date.

(g)    Material Adverse Effect. There shall not have been an occurrence or nonoccurrence of any event that results or might reasonably be expected to result in a material adverse effect on the Company’s business, operations, assets or financial condition.

(h)    2013 Financial Results. Prior to Closing, the Company’s financial results for the fiscal year ended December 31, 2013 shall have been finalized and shall have exceeded in all material respects estimated 2013 financial results of operations and interim 2014 operations through the Closing Date shall have exceeded actual 2013 results.

(i)    Resignations. At or prior to the Closing, Sellers shall cause each director and officer of the Company to resign their respective offices, each such resignation to be effective as of the Closing.

(j)    Leases and Contracts. Buyer shall be reasonably satisfied that all Material Contracts, Approvals and Permits of the Company shall continue in effect after the Closing subject to their terms.

(k)    Destruction of Assets. If any material portion of the assets of the Company is damaged or destroyed by fire, flood or other cause before the Closing Date, Sellers shall give written notice to Buyer of such event within five days thereof, but in no event later than the Closing. In such event, Buyer may, at its option and in its sole discretion, terminate this Agreement or complete the transactions contemplated by this Agreement and receive the proceeds of the insurance carried by Sellers or the Company payable by reason of such damage or destruction plus an amount equal to all applicable deductibles. Within ten days after receipt of written notice from Sellers of any such damage or destruction, which notice shall identify the assets damaged or destroyed and the available insurance proceeds and deductibles with respect thereto, Buyer shall give written notice to Sellers of its intention to complete the transactions herein contemplated or to terminate this Agreement. Failure of the Buyer to give such notice shall cause this Agreement and all obligations of Buyer arising hereunder to terminate, at Buyer’s option, without further liability of any kind.

(l)    Tax Certification. Each Seller shall have delivered to Buyer a duly executed affidavit dated as of the Closing Date satisfying the requirements of Treasury Regulation Section 1.1445-2(b) stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)    at any time, by mutual written agreement of Sellers and Buyer;

(b)    at any time after August 31, 2014, by either Sellers or Buyer upon five business days’ prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

(c)    by Buyer, if there has been a material violation or breach by Sellers of any agreement, representation or warranty contained in the Agreement, which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer;

(d)    by Sellers, if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in the Agreement, which has rendered the satisfaction of any condition to the obligations of Sellers impossible and such violation or breach has not been waived by Sellers; or

(e)    by either Buyer or Sellers if a court of competent jurisdiction or Government Authority shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement, and such Order or other action shall have become final and non-appealable.

8.2    Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1(b) hereof, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Sellers or Buyer. If this Agreement is terminated pursuant to Section 8.1 hereof:

(a)    Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Sellers or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b)    Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party from liability for willful breach of this Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND COVENANTS;
INDEMNIFICATION

9.1    Survival of Representations. Each of the representations and warranties made by the parties to this Agreement shall survive for a period of thirty-six (36) months after the Closing Date, except that the representations and warranties (a) in Section 3.1, Section 3.3 and Section 3.4 shall survive without limitation and (b) Section 3.13, Section 3.14 and Section 3.19 (the representations referenced in the clauses (a) and (b) shall be referred to as the “Fully Indemnified Reps”) shall survive for 91 days following the expiration of all applicable statutes of limitations (each, a “Survival Period”). After the Survival Period, no claim for indemnification based on such representations or warranties may be asserted, unless a Claim Notice for a breach of the applicable representation or warranty has been delivered within the applicable Survival Period. Claims first asserted in writing before the expiration of the Survival Period may be pursued until they are finally resolved. A Claim (as hereinafter defined) for indemnification or reimbursement not based upon a breach of any representation or warranty may be made at any time. Except as specifically provided in this Article IX, the parties agree that all representations and warranties made in this Agreement shall survive the Closing Date and shall not be extinguished by the Closing or any investigation made by or on behalf of any party hereto. In addition, the Closing shall not act to terminate the covenants or indemnification contained and provided for herein, unless expressly provided herein.

9.2    Sellers’ Agreement to Indemnify. Upon the terms and subject to the conditions of this Article IX, Sellers shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and affiliates (including the Company, from and after the Closing) at any time after the Closing, from and against all demands, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by Buyer or such affiliates by reason of or resulting from (a) a breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement; (b) non-fulfillment of any agreement or covenant of Sellers contained in or made pursuant to this Agreement; (c)  the Company’s breach of any agreements with third parties prior to the Closing; (d) liabilities of the Company arising prior to the Closing Date except to the extent such liabilities are accrued for on the Closing Working Capital Statement; (e) any Taxes imposed on Company to be paid by Sellers with respect to Pre-Closing Tax Periods and Straddle Periods to the extent set forth in Section 6.9; (f) liabilities relating to the Excluded Assets and the Excluded Liabilities to the extent such liabilities are not accrued for on the Closing Working Capital Statement; and (g) liabilities relating to the bonus payments to be made pursuant to Section 6.6 of the Disclosure Schedule (other than the payment obligations as set forth in Section 6.6 and liabilities relating to the failure by the Company to make the required bonus payments or relating to the post-closing administration of the bonus plan)(collectively, "Buyer Claims"). For the avoidance of doubt, the indemnification provided under Section 9.2(g) includes the indemnification for liabilities relating to the selection criteria used in identifying initial participants in the bonus plan, as well as liabilities relating to the amounts of any bonus payments for any initial participant or the relative amounts of the bonus payments to be made to any initial participants compared to any other participants. Any amount owing to Buyer as a result of any Buyer Claim pursuant to this Section 9.2 shall, to the extent available, first be set-off against the Holdback Amount; provided further that Buyer shall only set-off any Buyer Claim to the extent (i) there is a final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken) resolving such Buyer Claim in favor of Buyer or (ii) Sellers and Buyer have agreed in writing that such Buyer Claim shall be set-off against the Holdback Amount.

9.3    Buyer’s Agreement to Indemnify. Upon the terms and subject to conditions of this Article IX, Buyer shall indemnify, defend and hold harmless Sellers, at any time after the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers or such affiliates by reason of or resulting from (a) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; or (b) non-fulfillment of any agreement or covenant of Buyer or, after the Closing, the Company contained in or made pursuant to this Agreement (collectively, “Sellers Claims”).

9.4    Limitations. The indemnification obligations of Buyer and Sellers are subject to the following limitations and qualifications:

(a)Buyer shall not be entitled to make a Claim to recover, and Sellers shall not be liable to Buyer for, Damages under Section 9.2(a) unless and until it has incurred Damages in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket Amount”) in which event Buyer shall be entitled to make a claim under Section 9.2(a) for all Damages incurred by it in the aggregate, not just those in excess of the Basket Amount. Notwithstanding anything to the contrary, the foregoing limitations shall not apply to Claims related to the breach of the Fully Indemnified Reps. Sellers shall not be entitled to make a Claim to recover, and Buyer shall not be liable to Sellers for, Damages under Section 9.3(a) unless and until it has incurred Damages in the aggregate in excess of the Basket Amount in which event Sellers shall be entitled to make a claim under Section 9.3(a) for all Damages incurred by it in the aggregate, not just those in excess of the Basket Amount.

(b)The aggregate liability of Sellers to indemnify Buyer under Section 9.2(a) for any Damages incurred by Buyer shall not exceed an amount equal to twenty percent (25%) of the Purchase Price. Notwithstanding anything to the contrary, the foregoing limitations shall not apply to Claims related to the breach of the Fully Indemnified Reps; provided, however, the aggregate liability of Sellers to indemnify Buyer for Damages incurred by a Buyer for a breach of the Fully Indemnified Reps shall not exceed an amount equal to the Purchase Price.

(c)The limitations of this Section 9.4 will not apply to fraud or intentional misrepresentation by any Party with respect to any of the representations and warranties under this Agreement.

9.5    Indemnification Procedure.

(a)    Upon the occurrence of any event that a party asserts to be the basis for a claim for indemnification against the other party (the “Indemnifying Party”) under this Section (a “Claim”), then the party to be indemnified (the “Indemnified Party”) shall promptly give notice (a “Claim Notice”) to the Indemnifying Party thereof in writing describing the Claim in such reasonable detail as may be available at the time; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement except to the extent the Indemnifying Party is actually prejudiced.

(b)    If the Claim involves a Proceeding brought by any third party, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate) to assume the defense of such Proceeding at the Indemnifying Party’s expense and with counsel reasonably satisfactory to the Indemnified Party; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business or (y) seeks an injunction or other equitable relief against the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its valid election to assume the defense of such Proceeding, the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of any Proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within 10 business days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding or fails to diligently prosecute the defense of such Proceeding, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, and the Indemnifying Party will be bound by any determination of such Proceeding so defended or any compromise or settlement effected and, subject to the terms of this Article, the Indemnified Party may seek indemnification for any and all Damages that result.

(c)    If the Indemnified Party provides a Claim Notice to the Indemnifying Party that does not involve a third-party claim, the Indemnifying Party may, within 30 days after receipt of such Claim Notice, notify the Indemnified Party that the Indemnifying Party disputes the Claim for indemnification set forth in such Claim Notice (a “Dispute Notice”). The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If, with respect to the claim for indemnification set forth in a Claim Notice, no Dispute Notice is given to the Indemnified Party within such 30 day period, the Claim shall be deemed valid, and the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount specified in the Claim Notice with respect to such Claim. If a Dispute Notice is given to the Indemnified Party, the dispute that is the subject of such notice shall be resolved as follows: the Indemnified Party and the Indemnifying Party shall first attempt to resolve the dispute through a good faith discussion of the Claim. If such discussion does not result in a resolution acceptable to either the Indemnified Party or the Indemnifying Party, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Once a Claim is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 5 business days of such final, nonappealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 5 business day period, any past due amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, nonappealable adjudication to and including the date such payment has been made at a rate of 12% per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

9.6    Determination of Damages. The amount of any Damages recoverable under this Article IX shall be reduced by any amounts actually received by any Indemnified Party, directly or indirectly, in the form of third-party insurance proceeds or indemnification payments, in respect of Claims related to such Damages, and if any Indemnified Party actually receives any such third-party insurance proceeds or indemnification payments, directly or indirectly, after the settlement of any indemnification claim under this Article IX, then such Indemnified Party shall promptly remit to the applicable Indemnifying Party the amount of such third-party insurance proceeds or indemnification payments, in each case that are actually realized, net, in the case of any third-party insurance proceeds, of amounts required to account for any reasonably foreseeable premium increases or other costs associated with making such insurance claim. Each Indemnified Party shall make commercially reasonable efforts to pursue (and after the Closing Buyer shall cause the Company to make commercially reasonable efforts to pursue) claims for third-party insurance proceeds (with respect to Buyer, for those policies maintained by the Company prior to the Closing Date) in respect of any Indemnifiable Damage under this Article IX to the same extent such Indemnified Party would pursue such claims in the ordinary course of business if such Indemnified Party did not have a right to indemnification under this Article IX. Any amounts payable under this Article IX shall be payable without duplication of any other amount payable pursuant to any other provision of this Agreement. No Indemnifying Party shall be liable for any Damages that constitute punitive damages, special damages or speculative damages, except with respect to such damages payable by any Indemnified Party to a third party pursuant to a Claim brought by such third party as set forth in this Article IX.
9.7    Exclusive Remedy. Buyer and Sellers acknowledge and agree that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX.; provided, however, this Section 9.7 shall not prevent Buyer or Sellers from seeking any form of injunctive relief.

ARTICLE X

MISCELLANEOUS

10.1    Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, Sellers and Buyer shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

10.2    Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) by hand (including by reputable overnight courier), (b) by mail (certified or registered mail, return receipt requested) or (c) by telecopy facsimile transmission (receipt of which is confirmed):

If to Buyer, to:

Applied Industrial Technologies, Inc.
One Applied Plaza
Cleveland, Ohio 44115
Telecopy: (216) 426-4899
Attention: Fred D. Bauer, Esq.

with a copy to:

Squire Sanders (US) LLP
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
Telecopy: (216) 479-8780
Attention: David A. Zagore, Esq.

If to Sellers, to:

Mr. Dan Knox
Mr. Scott Knox
1626 Country Club Rd
San Angelo, TX 76904

with a copy to:

Jackson Walker, L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Telecopy: (512) 391-2177
Attention: Brandon C. Janes, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

10.3    Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of Sellers or Buyer to comply with any term or provision of this Agreement may be waived by the other party at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.4    Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits, schedules and other documents referred to herein that form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

10.5    Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

10.6    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Sellers or Buyer without the prior written consent of the other party hereto, except that Buyer may assign its right to purchase the Shares to any wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.

10.7    No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

10.8    Fees and Expenses. Whether or not the transactions contemplated hereby are consummated pursuant hereto, each of Sellers and Buyer shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby; provided, however, that Buyer shall pay the filing fee under the HSR Act.

10.9    Counterparts; Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered to each of the other parties by facsimile or other electronic means; provided, however, that each party agrees to send to each other party a signed original copy of the Agreement, and each party further agrees that if any party fails to deliver signed original copies, the electronically transmitted copy will be enforceable as if it were the signed original.

10.10    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. If and to the extent any information required to be furnished in any section of the Disclosure Schedule is contained in another section of the Disclosure Schedule, such information may be included in such other section of the Disclosure Schedule by cross-reference to the relevant portion of the first section of the Disclosure Schedule. The cross-referenced disclosure must make the relevant disclosure item reasonably apparent on its face to be applicable to such other section of the Disclosure Schedule without an examination of any documents referenced therein.

10.11    Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

10.12    Certain Defined Terms.

(a)    As used in this Agreement, the following terms shall have the following respective meanings:

“Accounting Books and Records” shall have the meaning ascribed to such term in Section 3.6 hereof.

“affiliate” shall have the meaning ascribed to such term in Section 10.10 hereof.

“Agreement” shall have the meaning ascribed to such term in the Preamble hereof.

“Applicable Law” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Buyer” shall have the meaning ascribed to such term in the Preamble hereof.

“Closing” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Closing Date” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Closing Payment” shall have the meaning ascribed to such term in Section 1.2(a) hereof.

“Code” shall have the meaning ascribed to such term in Section 3.13 hereof.

“Company” shall have the meaning ascribed to such term in the Recitals hereof.

“Company Accounting Method” shall have the meaning ascribed to such term in Section 1.3 (a) hereof.

“Damages” shall have the meaning ascribed to such term in Section 9.2 hereof.

“Environmental Claim” means any Proceeding by any Person which may impose any environmental liability.

“Environmental Law” means any Applicable Law or Order relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or (B) the environment or to emissions, discharges, releases or threatened releases of, Hazardous Substances, into the environment, and includes, without limitation, the Clean Air Act, 42 U.S.C. §

7401 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11000 et seq.; Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; Clean Water Act, 33 U.S.C. § 1251 et seq.; Oil Pollution Act, 33 U.S.C. § 2701 et seq.; Resource Conservation and Recover Act, 42 U.S.C. § 6901 et seq.; Safe Water Drinking Act, 42 U.S.C. § 300f et seq.; Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; and Occupational Safety and Health Act 29 U.S.C. § 651 et seq.

“Environmental Liability” means any Proceeding, obligation or Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), arising out of or based on any violation of or obligation under any Environmental Law, (including, without limitation, liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, death or penalties).

“ERISA” shall have the meaning ascribed to such term in Section 3.13 hereof.

“Financial Statements” shall have the meaning ascribed to such term in Section 3.6 hereof.

“Governmental Approval” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Governmental Authority” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Hazardous Substances” means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law; and (C) pesticides.

“Holdback Amount” shall have the meaning ascribed to such term in Section 1.2(b) hereof.

“Intellectual Property” means any and all trademarks and domain names; original works of authorship and related copyrights; trade secrets, whether or not patentable; designs and inventions and related patents; and similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, all applications, registrations, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing.

“IRS” shall have the meaning ascribed to such term in Section 3.13 hereof.

“Liens” shall have the meaning ascribed to such term in Section 3.2 hereof.

“knowledge” means actual knowledge of a party after reasonable investigation.

“Material Contract” shall have the meaning ascribed to such term in Section 3.15 hereof.

“Order” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Permitted Liens” shall have the meaning ascribed to such term in Section 3.9 hereof.

“person” shall have the meaning ascribed to such term in Section 10.10 hereof.

“Personal Property” shall have the meaning ascribed to such term in Section 3.9 hereof.

“Plan” shall have the meaning ascribed to such term in Section 3.13 hereof.

“Post-Closing Tax Period” shall mean (i) a Tax Period that begins after the Closing Date or (ii) the portion of a Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” shall mean (i) a Tax Period that ends on or before the Closing Date or (ii) the portion of a Straddle Period that begins before and ends on the Closing Date.

“Purchase Price” shall have the meaning ascribed to such term in Section 1.2 hereof.

“Real Estate Permitted Liens” shall have the meaning ascribed to such term in Section 3.10 hereof.

“Real Property” shall have the meaning ascribed to such term in Section 3.10 hereof.

“Reference Balance Sheet” shall have the meaning ascribed to such term in Section 3.6 hereof.

“Sellers” shall have the meaning ascribed to such term in the Preamble hereof.

“Sellers Claims” shall have the meaning ascribed to such term in Section 9.3 hereof.

“Shares” shall have the meaning ascribed to such term in the Recitals hereof.

“Straddle Period” shall mean a Tax Period that begins before, and ends after, the Closing Date.

“Straddle Tax Return” shall have the meaning ascribed to such term in Section 6.9(b) hereof.

“Subsidiaries” shall mean all present and former entities in which an entity held a majority equity interest in the entity, except where the context of its usage otherwise requires.

“Target Working Capital Range” means $27.50 million to $30.00 million.

                           “Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, payroll, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Authority” shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.
“Tax Period” shall mean any taxable year or other period that is treated as a taxable year (or other period, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)    Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

Sellers:

/s/ Alex Dan Knox
ALEX DAN KNOX

/s/ Dayton Scott Knox
DAYTON SCOTT KNOX

Buyer:
APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By: /s/ Todd A. Barlett
Name: Todd A. Barlett
Title: Vice President